Filed pursuant to Rule 433
Registration No. 333-203433

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$250,000,000
SENIOR FLOATING RATE NOTES, DUE DECEMBER 10, 2018
FINAL TERM SHEET
DATED DECEMBER 03, 2015

Terms and Conditions
Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due December 10, 2018

Expected Ratings1:	Aa3 / AA- / AA (Negative / Negative / Stable)

Principal Amount:	$250,000,000

Issue Price:	100%

Trade Date:	December 03, 2015

Settlement Date (T+5)2:	December 10, 2015

Maturity Date:	December 10, 2018

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 70 bps payable and reset quarterly

Fees:	0.15%

Interest Payment Dates:	Quarterly on the 10th of each March, June, September, and December, beginning March 10, 2016

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade on any date more than three business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78012KKA4 / US78012KKA42

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Capital One Securities, Inc.
Desjardins Securities Inc.
Fifth Third Securities, Inc.
ING Financial Markets LLC
nabSecurities, LLC
National Bank of Canada Financial Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829, UBS Securities LLC at 1-888-827-7275, or Wells Fargo Securities, LLC at 1-800-645-3751.